Exhibit 3.1.84

ARTICLES OF ORGANIZATION

OF

OS SPEEDWAY, LLC

The undersigned Member signs these Articles of Organization and forms a limited liability company (the “Company”) under the Florida Limited Liability Company Act (the “Act”), as follows:

ARTICLE 1 -NAME

The name of the Company is: OS SPEEDWAY, LLC.

ARTICLE 2 -ADDRESS

The mailing address and street address of the principal office of the Company is: 2202 North Westshore Boulevard, 5th Floor, Tampa, Florida 33607.

ARTICLE 3 DURATION

The Company’s existence will begin upon filing of these Articles of Organization with the Florida Department of State and will continue perpetually, unless sooner terminated pursuant to the Company’s Operating Agreement or law.

ARTICLE 4 MANAGEMENT

The business of the Company will be managed by the Members. The name and address of the sole initial managing Member is: Outback Catering, Inc., a Florida corporation, 2202 North Westshore Boulevard, 5th Floor, Tampa, Florida 33607.

ARTICLE 5 ADMISSION OF ADDITIONAL MEMBERS

The Members may admit additional members, however, no person may be admitted as an additional or substituted member unless and until: (a) the Company has been delivered a copy of a written agreement specifying all terms and conditions of the proposed admission, signed by all applicable parties; (b) the prospective admittee signs and delivers to the Company a written agreement pursuant to which such person agrees to be bound by and confirms the agreements, representations, and warranties contained in the Company’s Operating Agreement; and (c) an appropriate amendment to the Operating Agreement is signed, and any documents required by law to be filed of record are so filed.

ARTICLE 6 MEMBERS RIGHTS TO CONTINUE BUSINESS

The death, retirement, resignation, expulsion, incompentency, insolvency, bankruptcy, termination or dissolution of a Member or the occurrence of any other event that terminates the continued membership of a Member in the Company will not terminate the Company and the remaining Members shall have the right to continue the business of the Company.

ARTICLE 7 REGISTERED AGENT AND OFFICE

The name and address of the registered agent and office is: Joseph J. Kadow, 2202 North Westshore Boulevard, 5th Floor, Tampa, Florida 33607.

Dated: January 26, 2000.
OUTBACK CATERING, INC.
a Florida corporation

	By:	/s/ Joseph J. Kadow
Joseph J. Kadow, Vice President and Secretary
Authorized representative of Company
STATE OF FLORIDA
COUNTY OF HILLSBOROUGH

The foregoing instrument was acknowledged before me this 26th day of January, 2000, by Joseph J. Kadow, as Vice President and Secretary of OUTBACK CATERING, INC., who is personally known to me, and who did not take an oath.

{SEAL}

My Commission Number is:	/s/ Norma P. DeGuenther, CLA
My Commission Expires:	Norma P. DeGuenther, Notary Public State of Florida

ACCEPTANCE BY REGISTERED AGENT

Having been named as registered agent and to accept service of process for the above stated Company, at the place designated in these Articles of Organization, I hereby accept the appointment as registered agent and agree to act in this capacity. I further agree to comply with the provisions of all statutes relating to the proper and complete performance of my duties, and I am familiar with and accept the obligations of my position as registered agent.

Dated: January 26, 2000.	/s/ Joseph J. Kadow
JOSEPH J. KADOW, Registered Agent